Wells Fargo Rail (A carve-out business of Wells Fargo & Company) Audited Combined Carve-out Financial Statements As of and for the years ended December 31, 2024 and 2023

TABLE OF CONTENTS Management's Discussion and Analysis of Financial Condition and Results ............................................................ 2 Independent Auditors’ Report .................................................................................................................................... 11 Combined Income Statements .................................................................................................................................... 13 Combined Balance Sheets .......................................................................................................................................... 14 Combined Statements of Changes in Equity .............................................................................................................. 15 Combined Statements of Cash Flows ......................................................................................................................... 16 Notes to the Combined Carve-out Financial Statements ............................................................................................ 17 Note 1. Description of Business ............................................................................................................................. 17 Note 2. Accounting Changes .................................................................................................................................. 17 Note 3. Summary of Significant Accounting Policies ........................................................................................... 18 Note 4. Supplemental Cash Flow Information ....................................................................................................... 22 Note 5. Operating Lease Assets ............................................................................................................................. 23 Note 6. Leases ........................................................................................................................................................ 23 Note 7. Related Party Transactions ........................................................................................................................ 25 Note 8. Debt ........................................................................................................................................................... 26 Note 9. Fair Value Measurements .......................................................................................................................... 27 Note 10. Asset Impairments and Assets Held for Sale .......................................................................................... 27 Note 11. Stock-Based Compensation ..................................................................................................................... 28 Note 12. Income Taxes .......................................................................................................................................... 28 Note 13. Concentrations ......................................................................................................................................... 30 Note 14. Commercial Commitments ...................................................................................................................... 30 Note 15. Goodwill .................................................................................................................................................. 30 Note 16. Allowance for Credit Losses ................................................................................................................... 31 Note 17. Other Assets and Other Liabilities .......................................................................................................... 31 Note 18. Foreign Operations .................................................................................................................................. 31 Note 19. Legal Proceedings and Other Contingencies ........................................................................................... 32 Note 20. Subsequent Events ................................................................................................................................... 32 Page 1

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS

Overview

Wells Fargo Rail ("WFR," the "Company," "we," "us," or "our") is a carve-out business of Wells Fargo & Company ("WF" or the "Parent"). It includes the accounts of operations that comprise the activities that relate to the following entities: Wells Fargo Rail Corporation, Wells Fargo Rail Structured Holdings LLC, Wells Fargo Rail Canada ULC, Wells Fargo Equipment Finance, Inc., Wells Fargo Equipment Finance Company/Société De Financement D'équipement Wells Fargo, Everen Capital Corporation, Helm Pacific Corporation, Wells Fargo Bank, N.A., and Wells Fargo Global Third Party Services LLC. WFR purchases, leases, operates, manages, and remarkets long-lived, widely used assets including freight cars, tank cars, boxcars, and locomotives in the North American rail market. The Company is one of the largest rail equipment lessors in North America, owning 128,168 railcars and 655 locomotives as of December 31, 2024. The Company offers two primary products as a lessor: operating leases ("OPL") and finance leases, also referred to as long-term leases ("LTL").

OPL are typically shorter-term arrangements (generally have terms of 10 years or less at inception). These agreements are typically structured as a fixed-rate rental lease or a car hire lease. Fixed-rate rental leases are offered as either full service, where the Company arranges and pays for maintenance and property tax for the assets on behalf of the lessee, or net lease, where the lessee arranges and pays for certain maintenance and property tax on the assets. The Company also provides management and administrative services for a small fleet of railcars on behalf of third-party owners, which is reported through the Company's OPL product.

LTL generally have terms of 10 years or more at inception and are offered only on a net lease basis. LTL are typically structured with lessee purchase options at or near lease-end. The LTL fleet also includes a leveraged lease portfolio. Leveraged lease accounting guidance under ASC 840 was grandfathered in upon the effective date of ASC 842 for existing leveraged leases. Existing leveraged leases modified on or after January 1, 2019 are accounted for under ASC 842 as operating or finance leases.

The table below shows the number of units in the Company's fleet as of December 31, 2024:

As of December 31, 2024	Operating Leases (OPL)	Finance Leases (LTL)	Total
Freight cars	96,246	20,441	116,687
Tank cars	5,103	1,432	6,535
Boxcars	3,614	1,332	4,946
Total Railcars	**104,963**	**23,205**	**128,168**
Locomotives	219	436	655
Total Fleet	**105,182**	**23,641**	**128,823**
Managed Railcars	**6,813**	—	**6,813**

The Company's fleet operates in the United States, Canada, and Mexico, with estimated economic useful lives of 25 - 50 years and an average age of approximately 21 years. The Company has a large and diverse customer base, serving approximately 600 customers primarily focused in the transportation, plastics, energy, food and agriculture industries.

The Company's primary competitors in railcar leasing are American Industrial Transport, CIT Rail, GATX Corporation, Trinity Industries Leasing Company, and Union Tank Car Company.

The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the audited Combined Carve-out Financial Statements included below. The Company based the discussion and analysis that follows on financial data derived from the Combined Carve-out Financial Statements prepared in accordance with U.S. generally accepted accounting principles ("GAAP").

Discussion of Operating Results

Summary

Net income was $57.6 million in 2024 compared to $4.7 million in 2023. The net income increase in 2024 as compared to 2023 was attributable to higher LTL and OPL lease revenue from both higher rental rates and net gains on leased asset dispositions, and lower operating lease expense, partially offset by higher asset impairment losses related to write-downs of assets held for sale and higher interest expense. LTL net gains were primarily driven by exercises of lessee purchase options. Total investment volume in acquired fleet assets was $374.9 million in 2024, compared to $405.0 million in 2023.

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Rail Fleet Data

As of December 31, 2024, OPL includes approximately 25,297 tank and freight cars and approximately 511 boxcars that are scheduled to expire in 2025. In addition, four LTL contracts totaling 888 freight cars are scheduled to expire in 2025. These amounts exclude railcars on leases expiring in 2025 that have already been renewed.

The Company purchases new railcars from a number of manufacturers on a build to order basis (i.e., railcars that we order from manufacturers that are intended to be placed with a lessee), including Trinity Rail Group, LLC, a subsidiary of Trinity Industries, Inc., The Greenbrier Companies, Inc. and its subsidiaries, National Steel Car Ltd., and Freight Car North America, LLC, an affiliate of Freight Car America, Inc. The Company also acquires new and used railcars on the secondary market. For the year ending, December 31, 2024, 105 tank cars were ordered and were expected to be delivered in the first quarter of 2025 to the OPL fleet.

The Company has granted lessee purchase options in some lease contracts, particularly for the LTL fleet. For the year ending, December 31, 2024, the Company received notice of intent to exercise a purchase option scheduled on January 2, 2025 for one contract totaling 67 boxcars.

The table below shows the total OPL fleet with historical units on lease to customers as "active" and units in WFR's possession that are not generating income as "idle". OPL fleet utilization is calculated on the secondary axis.



OPL Fleet
160,000
120,000
80,000
40,000
–
Fleet Size
100%
95%
90%
85%
80%
Utilization
2020
2021
2022
2023
2024
Active Fleet
Idle
Utilization

Lease Price Index

The Lease Price Index ("LPI") is an internally generated business indicator that measures renewal pricing activity for the Company's OPL fleet. The LPI calculation includes all renewal activity for the 12-month period ended December 31, 2024 for fixed-rate rental leases. Renewals are weighted by the count of all renewals over the 12-month period. The average renewal lease rate change is reported as the percentage change between the average renewal lease rate and the average expiring lease rate. The average renewal lease term is reported in months and reflects the average renewal lease term in the LPI.

During 2024, the renewal rate change of the LPI was positive 16%, compared to positive 20% in 2023. Lease terms on renewals for railcars in the LPI averaged 52 months in 2024 compared to 46 months in 2023.

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A vg . R en ew al T er m (m on th s) A vg. R enew al Lease R ate C hange Lease Price Index (21%) (12%) 15% 20% 16% 37 35 49 46 52 Average Renewal Lease Rate Change Average Renewal Lease Term 2020 2021 2022 2023 2024 30 40 50 60 70 (60%) (40%) (20%) 0% 20% 40% The following table shows the counts, activity, and statistics for the Company's OPL fleet for the years ended December 31: OPL Fleet (including railcars and locomotives) 2024 2023 Beginning balance 110,080 116,634 Added 2,087 1,280 Net transfer to LTL fleet (1,298) (3,453) Scrapped (3,373) (3,200) Sold (2,314) (1,181) Ending balance 105,182 110,080 Utilization rate at year end (1) 97.6% 97.4% Renewal success rate (2) 91.8% 94.7% Active fleet at year end (3) 102,609 107,263 Average active fleet (4) 104,602 109,346 (1) Utilization rate is calculated as the number of railcars on lease as a percentage of total railcars in the fleet. (2) The renewal success rate is adjusted for cars identified for scrap at time of lease termination. The renewal success rate represents the percentage of railcars on expiring leases that were renewed with the existing lessee. The renewal success rate is an important metric because railcars returned by our customers may remain idle or incur additional maintenance and freight costs prior to being leased to new customers. (3) Active fleet refers to the number of railcars on lease to customers. Changes in railcars on lease compared to prior years are impacted by railcars that were sold or scrapped, as well as the fleet utilization rate. (4) Average active fleet for the year is calculated using the number of active railcars at the end of each month. The following table shows the counts, activity, and statistics for the Company's LTL fleet for the years ended December 31: LTL Fleet (including railcars and locomotives) 2024 2023 Beginning balance 23,447 19,419 Added 714 967 Net transfer from OPL fleet 1,298 3,453 Scrapped (51) (33) Sold (1,767) (359) Ending balance 23,641 23,447 Average active fleet (1) 23,448 22,028 (1) Average active fleet for the year is calculated using the number of active railcars at the end of each month. 4

Comparison of Reported Results

The following table presents select income statement data for the years ended December 31, 2024 and 2023:

Years ended December 31 (in millions)	2024	2023	$ Change	% Change
Finance lease revenues	$ 118.0	$ 90.6	$ 27.4	30%
Operating lease revenues	581.8	541.0	40.8	8%
Total revenue	699.8	631.6	68.2	11%
Less:				
Operating expenses	427.0	428.6	(1.6)	0%
Other expenses	210.5	198.0	12.5	6%
Income before income taxes	62.3	5.0	57.3	NM
Income tax expense	4.7	0.3	4.4	NM
Net income	$ 57.6	$ 4.7	$ 52.9	NM

NM – Not meaningful

Net Income

The Company generated net income of $57.6 million in 2024 compared to $4.7 million in 2023.

The $52.9 million increase in net income in 2024 compared to 2023 was primarily attributable to increases of $27.4 million in LTL revenue and $40.8 million of OPL revenue, as well as a $16.3 million reduction in operating lease expenses, partially offset by increased interest expense of $14.1 million and a $19.4 million increase in asset impairment losses.

Revenue

In 2024, total revenue increased $68.2 million or 11%, primarily driven by a $27.4 million, or 30% increase in LTL revenue and a $40.8 million, or 8% increase in OPL revenue.

Revenue generated from finance leases increased by $27.4 million, or 30% in 2024 compared to 2023. The increase was primarily driven by more railcars being placed on direct financing leases, either from new investment or OPL transfers. Additionally, $18.9 million of the increase in 2024 compared to 2023 was attributable to net gains from disposition of assets due to the exercise of lessee purchase options. The increase in direct financing lease revenue and gains from dispositions were partially offset by the continued run-off of the leveraged lease fleet.

Revenue generated from operating leases increased by $40.8 million or 8% in 2024 compared to 2023 primarily due to a $6.8 million increase in lease revenue driven by higher lease rates on most railcar types, partially offset by fewer cars on rent due to asset retirements and LTL transfers, a $28.7 million increase in gains from sale of assets, and a $5.3 million settlement related to a 2015 bankruptcy under which the Company was a creditor.

Operating Expenses

Overall, 2024 operating expenses were flat compared to 2023 as the increase in asset impairment loss was offset by lower depreciation expense, operating lease expense, and personnel expense.

Depreciation expense decreased $2.1 million, or 1%, in 2024, due to dispositions and LTL transfers outpacing new operating lease fleet additions. Total operating lease expense, including maintenance, transportation, storage, and lease expense (WFR as lessee), decreased $16.3 million, or 10%, in 2024 compared to 2023. The lower operating lease expense in 2024 was primarily driven by a $17.7 million decrease in lease expense (WFR as lessee) due to the Company's purchases of 5,451 leased railcars in 2023 and first quarter of 2024, and $1.2 million lower storage expense. These savings were partially offset by $2.5 million of higher transportation costs due to placing assets on new lease assignments.

Asset impairment losses were $19.4 million higher in 2024 compared to 2023 driven by an adjustment recognized on a larger group of assets in 2024 including autoracks, coal cars, tank cars, and boxcars. Refer to "Note 10. Asset Impairments and Assets Held for Sale" for further details.

In 2024, personnel expense declined by $1.2 million or 4%, driven by lower headcount compared to 2023.

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Other Expenses In 2024, total other expenses, which includes internal indirect expense allocation (corporate costs allocated from the Parent), other expenses, and interest expense, increased by $12.5 million compared to 2023. This increase was primarily due to $14.1 million higher interest expense driven by higher interest rates, partially offset by $2.2 million lower internal indirect expense allocation from the Parent. Investment Volume The Company's investment volume is primarily composed of the value of acquired railcars, but also includes the value of acquired locomotives and certain capitalized repairs and improvements to owned railcars. As a result, the dollar value of investment volume does not necessarily correspond to the number of railcars acquired in any given period. In addition, the comparability of amounts invested and the number of railcars acquired in each period is impacted by the mix of railcars purchased, which may include tank cars and freight cars, as well as newly manufactured railcars or those purchased in the secondary market. For the years ended December 31 2024 2023 Investment Volume (in millions) $ 374.9 $ 405.0 Number of acquired newly built railcars 2,283 2,247 Number of acquired secondary market railcars 299 — Number of acquired railcars through operating lease purchase options 1,834 3,617 Total number of acquired railcars 4,416 5,864 Change in Net Operating Lease Assets The following table shows changes in net operating lease assets: As of December 31 (in millions) 2024 2023 Beginning balance $ 4,554.8 $ 4,699.0 Investments 250.6 156.8 Purchase of assets previously leased by WFR 48.3 115.2 Depreciation expense (214.9) (217.0) Asset dispositions (72.5) (87.8) Transfers to assets held for sale (38.2) (9.0) Transfers to finance leases (74.5) (101.3) Other (0.7) (1.1) Ending balance $ 4,452.9 $ 4,554.8 Cash Flow Discussion The Company generates cash from operating activities. The Company uses these resources, along with available cash balances, to fulfill debt and lease obligations, capital additions, portfolio investments, and to fund the Company's operations. Cash flows may vary materially from year to year due to the timing of asset dispositions and changes in working capital. As of December 31, 2024, the Company had an unrestricted cash balance of $16.1 million and a restricted cash balance of $15.5 million. The company also maintained three uncommitted line of credit arrangements with affiliates totaling $5.0 billion in aggregate availability. As of December 31, 2024, these facilities had maturities ranging from March 3, 2025 to March 24, 2025 and $2.2 billion was available. The following table shows the Company's cash flows from operating, investing, and financing activities: For the years ended December 31 (in millions) 2024 2023 Net cash provided by operating activities $ 584.2 $ 335.1 Net cash used in investing activities (431.5) (357.2) Net cash (used in) provided by financing activities (147.4) 25.5 Net increase in cash, cash equivalents, and restricted cash during the year $ 5.3 $ 3.4 6

Net Cash Provided by Operating Activities Net cash provided by operating activities in 2024 of $584.2 million increased $249.1 million compared to 2023, primarily due to an increase in principal collections on leveraged and direct financing leases and working capital items. Specifically, higher cash collections on operating lease rent and lower cash payments for operating lease expenses which were partially offset by higher cash payments for operating expenses and income taxes. Net Cash Used in Investing Activities The following table shows the Company's principal sources and uses of cash flows from investing activities: For the years ended December 31 (in millions) 2024 2023 Investment in direct financing leases $ (243.1) $ (167.5) Proceeds from sales / retirements of operating leases 107.2 95.8 Purchase of operating lease equipment (296.5) (285.2) Other, net 0.9 (0.3) Net cash used in investing activities $ (431.5) $ (357.2) For the year ended December 31, 2024, net cash used in investing activities totaled $431.5 million, reflecting investment in the lease fleet. The primary use of cash was for the purchase of operating lease equipment, which increased to $296.5 million in 2024 from $285.2 million in 2023, as the Company continues to invest in new railcars to meet customer demand and replace aging assets. Additionally, the company invested $243.1 million in direct financing leases, up significantly from the prior year, aligning with strategic efforts to enhance long-term lease revenue streams. These cash outflows were partially offset by $107.2 million in proceeds from the sale or retirement of operating lease assets, reflecting ongoing portfolio turnover. The year-over-year increase in investing cash outflows from $357.2 million in 2023 to $431.5 million in 2024 highlights a deliberate acceleration in capital deployment. Net Cash Flows from Financing Activities The following table shows the Company's principal sources and uses of cash flows from financing activities: For the years ended December 31 (in millions) 2024 2023 Payments for finance leases $ (15.3) $ (42.0) Net (decrease) increase in debt due to Parent (77.1) 89.2 Net transfers to Parent (55.0) (21.7) Net cash (used in) provided by financing activities $ (147.4) $ 25.5 In 2024, net cash used for financing activities totaled $147.4 million, compared to 2023 which saw net cash inflows of $25.5 million, representing a change of $172.9 million. Net transfers to Parent increased by $33.3 million, from a net outflow of $21.7 million in 2023 to a net outflow of $55.0 million in 2024. Additionally, there was a $166.3 million decrease in debt due to Parent activity, with a net inflow of $89.2 million in 2023 and a net outflow of $77.1 million in 2024, which exemplified the deleveraging of debt-funded growth. The increased cash outflows were partially offset by a $26.7 million decrease in payments for finance leases, which improved from an outflow of $42.0 million in 2023 to an outflow $15.3 million in 2024, reflecting reduced reliance on lease financing. Liquidity and Capital Resources General The Company funds investments in railcars and meets debt, lease, and other obligations using available cash balances, as well as cash generated from operating activities, sales of assets, and proceeds from committed revolving credit facilities. The Company primarily uses cash from operations to fund operations and to meet debt repayment obligations. 7

Material Cash Obligations

The following table shows the material future cash obligations, including those related to undiscounted lease payments:

As of December 31, 2024 (in millions)		2025	2026	2027	2028	2029	Thereafter		Total
Operating lease obligations	$	2.9	0.4	0.4	3.3	2.1	3.0	$	12.1
Total	$	2.9	0.4	0.4	3.3	2.1	3.0	$	12.1

Liquidity Outlook

The Company expects to fund expenditures in 2025 using available cash at December 31, 2024 in combination with cash from operations generated after December 31,2024. The Company also has access to revolving credit facilities if needed.

Contractual Cash Receipts

Information regarding contractual cash receipts arising from future rental receipts from non-cancellable operating leases and from finance leases as of December 31, 2024 is presented in "Note 6. Leases" within the Combined Carve-out Financial Statements.

Debt

The following table shows the carrying value of the Company's debt and lease obligations by major component:

As of December 31 (in millions)		2024		2023
Debt due to Parent (unsecured)	$	2,757.0	$	2,834.1
Operating lease liabilities (secured)		11.1		17.7
Total	$	2,768.1	$	2,851.8

As of December 31, 2024 and 2023, the Company had $2.8 billion drawn under revolving credit facilities, classified as unsecured debt due to Parent. These facilities bear interest at variable rates, tied to Secured Overnight Financing Rate ("SOFR"), with a weighted average spread of approximately 1.26% over SOFR as of both December 31, 2024 and 2023. See "Note 8. Debt" in the Combined Carve-out Financial Statements for additional details.

Short-Term Borrowings and Credit Lines and Facilities

The Company utilizes revolving credit facilities to support working capital needs, fund capital investments, and manage the timing of cash flows associated with operations and financing activities. These borrowings are typically repaid on a frequent basis through automated cash sweeps, rather than being maintained at a targeted level of utilization on a permanent basis. The Company draws and repays amounts as needed, based on liquidity needs and cash flow timing.

Restrictive Covenants

As of December 31, 2024, none of the Company's credit facilities contained restrictive financial or operating covenants.

Leverage

Leverage is expressed as a ratio of debt (including debt and lease obligations, net of unrestricted cash and short-term investments) to equity. The following table shows the components of recourse leverage:

As of December 31 (in millions, except leverage ratio)		2024		2023
Borrowings under bank credit facilities	$	2,757.0	$	2,834.1
Operating lease liabilities		11.1		17.7
Less: unrestricted cash and cash equivalents		(16.1)		(10.8)
Total debt and lease obligations, net of unrestricted cash and short-term investments	$	2,752.0	$	2,841.0
Total debt [(1)]	$	2,752.0	$	2,841.0
Total equity	$	1,978.7	$	1,973.7
Leverage [(2)]		**1.4**		**1.4**

(1) Includes borrowings under bank credit facilities, and lease obligations, net of unrestricted cash and short-term investments.
(2) Calculated as total debt / total equity.

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Commercial Commitments The Company has entered into various commercial commitments, including standby letters of credit, performance bonds, and guarantees related to certain transactions. These commercial commitments require the Company to fulfill specific obligations in the event of third-party demands upon the occurrence of certain specified events. Similar to balance sheet investments, these commitments expose the Company to credit, market, and equipment risk. Accordingly, the Company evaluates these commitments and other contingent obligations using techniques similar to those used to evaluate funded transactions. The Company is party to standby letters of credit and performance bonds, which primarily relate to contractual obligations and general liability insurance coverages. No material claims have been made against these obligations, and no material losses are anticipated. Refer to "Note 14. Commercial Commitments" for information on commercial commitments as of December 31, 2024. Critical Accounting Policies and Estimates The Company's significant accounting policies (summarized in "Note 3. Summary of Significant Accounting Policies") are fundamental to understanding the results of operations and financial condition since they require the use of estimates and assumptions that may affect the value of assets or liabilities and financial results in the Combined Carve-out Financial Statements. The policies detailed below are critical since they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain and since it is likely that materially different amounts would be reported under different conditions or using different assumptions. Lease Classification The Company analyzes all new and modified leases to determine whether a lease should be classified as an operating or finance lease. The lease classification analysis relies on certain assumptions that require judgment, such as the fair value, estimated residual value, and economic useful life of the leased asset, as well as the interest rate implicit in the lease. While most of the leases are classified as operating leases, changes in the assumptions could result in a different lease classification, which could change the impacts of the lease transactions on the income statement and balance sheet. Refer to "Note 3. Summary of Significant Accounting Policies" and "Note 6. Leases" for further information. Operating Lease Assets The Company recognizes operating lease assets at cost and depreciates them over their estimated economic useful lives to an estimated residual value using the straight-line method. The economic useful life is based on the estimate of the period over which the asset will generate revenue. For the majority of the operating lease assets, the economic useful life applied is generally 40 years. As of December 31, 2024, the average remaining useful life of the Company's operating lease assets was 19 years. The Company periodically reviews the appropriateness of estimates of useful lives based on changes in economic conditions and other factors. Changes in these estimates would result in a change in future depreciation expense. Direct Financing and Leveraged Lease Assets The Company recognizes finance lease assets, which include both direct financing and leveraged lease assets, at cost and amortizes them over their respective lease terms using the effective interest accounting method. The assets are amortized to an estimated future fair value, or residual value, based on management's estimate and independent appraisals. The Company periodically reviews the appropriateness of estimates of future fair value based on changes in economic circumstances and other factors. Changes in these estimates would result in a change in future income recognition. Refer to "Note 3. Summary of Significant Accounting Policies" for the Company's accounting policies related to finance lease income recognition. Impairment of Long-Lived Assets The Company reviews long-lived assets, including operating lease assets, right-of-use assets, and finance lease assets, for impairment annually, or more frequently if circumstances indicate that the carrying amount of those assets may not be recoverable. For operating lease assets, the Company evaluates the recoverability of assets to be held and used by comparing the carrying amount of the asset to the undiscounted future net cash flows the assets are expected to generate. For finance lease assets, the Company compares management's estimate of residual value to independent appraisals of residual value. The estimated future cash flows are based on a number of assumptions, including lease rates, lease term (including renewals), operating costs, the life of the asset, and final disposition proceeds. If it is determined that an asset is impaired, an impairment loss is recognized equal to the amount by which the carrying amount exceeds the asset’s fair value. The Company classifies assets that are planned to be sold or otherwise disposed of as held for sale, provided they meet specified accounting criteria. Assets held for sale are recorded at the lower of their carrying amount or fair value less costs to sell. Depreciation is no longer recognized on assets held for sale and any further adjustments to the carrying value are recorded in asset impairments loss. Refer to "Note 10. Asset Impairments and Assets Held for Sale." 9

Impairment of Goodwill Goodwill is assessed for impairment annually in the fourth quarter or more frequently depending on macroeconomic and other business factors. These factors may include trends in short-term or long-term interest rates, negative trends from reduced revenue generating activities or increased costs, adverse actions by regulators, and company specific factors such as a decline in market capitalization. Reporting units are identified to be assessed for goodwill impairment at the reportable operating segment level or one level below. The Company has identified one reporting unit. Goodwill may be generated at the time a business is acquired and does not change unless there is goodwill impairment or a significant business reorganization impacting the reporting unit. The estimated fair value of the reporting unit is based on a market approach and a transaction approach, which are intended to reflect external market conditions. The methodology for determining the fair value is periodically assessed and updated as necessary. The income approach is a discounted cash flow ("DCF") analysis, which estimates the present value of future cash flows associated with each reporting unit. A DCF analysis requires significant judgment to estimate financial forecasts for the reporting unit, which includes future expectations of economic conditions and balance sheet changes, as well as considerations related to future business activities. The forecasts are reviewed by senior management. For periods after the financial forecasts, the Company incorporates a terminal value estimate. These forecasted cash flows are discounted using a rate derived from the capital asset pricing model which produces an estimated cost of equity for the reporting unit that reflects risks and uncertainties in the financial markets and in the financial forecasts. The market approach and transaction approach utilize observable market data from comparable publicly traded companies, such as enterprise value-to-revenue generating assets, to estimate a reporting unit’s fair value. Judgment is used to select comparable companies and transactions and the Company includes those with the most similar business activities. The Company's 2024 and 2023 assessments indicated goodwill was not impaired as of December 31, 2024 and 2023, based on the fair value of the reporting unit exceeding its carrying amount. Adverse changes impacting the rail leasing business may result in an impairment. For additional information on goodwill and the reportable operating segments, see "Note 3. Summary of Significant Accounting Policies" and "Note 15. Goodwill." New Accounting Pronouncements See "Note 2. Accounting Changes" for a summary of new accounting pronouncements that may impact the business. Forward-Looking Statements This document contains forward-looking statements. In addition, the Parent may make forward-looking statements in documents filed or furnished with the Securities and Exchange Commission, and management of the Parent and the Company may make forward- looking statements orally to analysts, investors, representatives of the media and others. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “target,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can” and similar references to future periods. While there is no assurance that any list of risks and uncertainties is complete, important factors that could cause actual results to differ materially from those in the forward- looking statements include the following, without limitation: (i) current and future economic and market conditions; (ii) the demand for rail transportation assets or services and our ability to maintain our transportation assets on lease at satisfactory rates and term lengths; (iii) competitive factors in our primary markets; (iv) events having an adverse impact on assets, customers, or regions where we have a concentrated investment exposure; (v) the outcome and impact of legal, regulatory and legislative developments; and (vi) a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyberattacks. Forward-looking statements are not based on historical facts but instead represent our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Any forward-looking statement made by us speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. 10

KPMG LLP Suite 1000 620 S. Tryon Street Charlotte, North Carolina 28202-1842 KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. Independent Auditors’ Report Wells Fargo Bank N.A. Board of Directors Wells Fargo Rail: Opinion We have audited the combined financial statements of Wells Fargo Rail (the Company), which comprise the combined balance sheets as of December 31, 2024 and 2023, and the related combined statements of income, changes in equity, and cash flows for the years then ended, and the related notes to the combined financial statements. In our opinion, the accompanying combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with U.S. generally accepted accounting principles. Basis for Opinion We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Combined Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Responsibilities of Management for the Combined Financial Statements Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error. In preparing the combined financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the combined financial statements are issued. Auditors’ Responsibilities for the Audit of the Combined Financial Statements Our objectives are to obtain reasonable assurance about whether the combined financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the combined financial statements. 11

In performing an audit in accordance with GAAS, we: ● Exercise professional judgment and maintain professional skepticism throughout the audit. ● Identify and assess the risks of material misstatement of the combined financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. ● Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed. ● Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the combined financial statements. ● Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time. We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit. Charlotte, North Carolina August 27, 2025 12

COMBINED INCOME STATEMENTS For the years ended December 31 (in millions) 2024 2023 Finance Lease Revenues Direct financing lease revenue $ 63.5 $ 48.1 Leveraged lease revenue 29.7 36.6 Finance lease gains from sale 24.8 5.9 118.0 90.6 Operating Lease Revenues Operating lease revenue 540.6 533.8 Operating lease gain on sale 30.6 1.9 Other operating lease revenue 10.6 5.3 581.8 541.0 Total Revenues 699.8 631.6 Operating Expenses Depreciation expense 214.9 217.0 Maintenance expense 132.1 131.6 Freight and storage expense 10.7 9.3 Operating lease property tax expense 4.5 5.1 Other operating lease expense 3.8 3.7 Interest expense on lease liabilities 0.4 3.9 Amortization of right-of-use assets 1.4 15.6 Personnel expense 30.0 31.2 Asset impairments loss 29.5 10.1 Provision for credit losses (0.3) 1.1 427.0 428.6 Other Expenses Internal indirect expense allocation 16.9 19.1 Other expense 6.9 6.3 Interest expense 186.7 172.6 210.5 198.0 Income Before Income Taxes 62.3 5.0 Income tax expense 4.7 0.3 Net Income $ 57.6 $ 4.7 The accompanying notes are an integral part of these statements. 13

COMBINED BALANCE SHEETS Assets Cash and cash equivalents $ 16.1 $ 10.8 Restricted cash 15.5 15.5 Direct financing leases 905.9 735.3 Leveraged leases 245.0 376.8 Allowance for credit losses (5.3) (5.6) Accounts receivable 76.0 136.0 Operating lease assets, net 4,452.9 4,554.8 Goodwill 104.2 104.2 Current income tax receivable 50.5 41.0 Assets held for sale 10.7 6.2 Operating lease right-of-use assets, net 3.8 9.4 Other assets 7.8 63.3 Total assets 5,883.1 6,047.7 Liabilities and equity Accounts payable and accrued expenses 45.3 45.6 Current income tax payable 75.4 47.4 Deferred tax liability 943.6 1,003.4 Operating lease liabilities 11.1 17.7 Other liabilities 72.0 125.8 Debt due to Parent 2,757.0 2,834.1 Total liabilities 3,904.4 4,074.0 Net parent investment 1,978.7 1,973.7 Total equity 1,978.7 1,973.7 Total liabilities and equity $ 5,883.1 $ 6,047.7 As of December 31 (in millions) 2024 2023 The accompanying notes are an integral part of these statements. 14

COMBINED STATEMENTS OF CHANGES IN EQUITY (in millions) Net Parent Investment Total Equity Balance as of January 1, 2023 $ 1,990.7 $ 1,990.7 Net income 4.7 4.7 Net transfers to Parent (21.7) (21.7) Balances as of December 31, 2023 $ 1,973.7 $ 1,973.7 Balance as of January 1, 2024 $ 1,973.7 $ 1,973.7 Net income 57.6 57.6 Net transfers to Parent (52.6) (52.6) Balances as of December 31, 2024 $ 1,978.7 $ 1,978.7 The accompanying notes are an integral part of these statements. 15

COMBINED STATEMENTS OF CASH FLOWS For the years ended December 31 (in millions) 2024 2023 Operating Activities Net income $ 57.6 $ 4.7 Adjustments to reconcile net income to net cash provided by operating activities: Depreciation and amortization 200.6 234.0 Provision for credit losses (0.3) 1.1 Gains on sales of assets, net (30.4) (1.9) Asset impairments 29.5 10.1 Other write downs 56.9 — Principal collections on leveraged and direct financing leases 310.5 199.8 Deferred income taxes (59.8) (40.1) Changes in working capital items 19.6 (72.6) Net cash provided by operating activities 584.2 335.1 Investing Activities Investment in direct financing leases (243.1) (167.5) Proceeds from sales / retirements of operating leases 107.2 95.8 Purchase of operating lease equipment (296.5) (285.2) Other, net 0.9 (0.3) Net cash used in investing activities (431.5) (357.2) Financing Activities Payments for finance leases (15.3) (42.0) Net (decrease) increase in debt due to Parent (77.1) 89.2 Net transfers to Parent (55.0) (21.7) Net cash (used in) provided by financing activities (147.4) 25.5 Net increase in cash, cash equivalents, and restricted cash during the year 5.3 3.4 Cash, cash equivalents, and restricted cash at beginning of year 26.3 22.9 Cash, cash equivalents, and restricted cash at end of year $ 31.6 $ 26.3 The accompanying notes are an integral part of these statements. 16

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS

Note 1. Description of Business

The combined entities listed in the Basis of Combination section of "Note 3. Summary of Significant Accounting Policies", are referred to as Wells Fargo Rail. Wells Fargo Rail (the "Company," "WFR," "we," "us," or "our") is a carve-out business of Wells Fargo & Company ("WF" or the "Parent"). The Company, through its combined entities, provides railcars and locomotives under customized leasing structures throughout North America. The Company is one of the largest rail equipment lessors in North America owning 128,168 railcars and 655 locomotives as of December 31, 2024.

On May 29, 2025, WF entered into a definitive agreement to sell WFR's assets in the following three related transactions: (1) WFR's operating rail equipment of $4.4 billion to GABX Leasing LLC, a newly formed joint venture between GATX Corporation and Brookfield Infrastructure; (2) WFR's operating locomotive equipment to GATX Corporation, through its subsidiary, GATX Rail Locomotive Group, LLC; and (3) WFR's finance lease portfolio to Brookfield Infrastructure, through its subsidiary, BFLX Leasing Holdings LLC.

WFR provides the following rail financing solutions:

- Operating leases – Operating leases are typically shorter-term arrangements, generally with terms of 10 years or less at inception. These agreements are typically structured as fixed-rate rental leases or car hire leases. Fixed-rate rental leases are offered as either full service, where the Company arranges and pays for maintenance and property tax for the assets on behalf of the lessee, or net lease, where the lessee arranges and pays for maintenance and property tax on the assets. The Company also provides management and administrative services for a small number of railcars on behalf of third-party owners, which is reported through the Company's operating lease product.

- Finance leases – Finance leases generally have terms of 10 years or more at inception and are offered only on a net lease basis. Finance leases are typically structured with purchase options at or near lease-end. The finance lease fleet also includes a leveraged lease portfolio. Leveraged lease accounting guidance under ASC 840, *Leases* was grandfathered in upon the effective date of ASC 842 for existing leveraged leases. Existing leveraged leases modified on or after January 1, 2019 are accounted for under ASC 842 as operating or finance leases. There have been no modifications of the Company's leveraged lease contracts after the effective date of ASC 842.

Note 2. Accounting Changes

New Account Pronouncements Adopted

There were no new accounting pronouncements adopted by the Company as of or for the years ended December 31, 2024 and 2023.

Accounting Pronouncements Not Yet Adopted

Standard/Description	**Effective Date and Adoption**	**Effect on Financial Statements or Other Significant Matters**
Income Taxes In December 2023, the FASB issued ASU 2023-09, *Income Taxes (Topic 740): Improvements to Income Tax Disclosures*, to enhance disclosures for the effective rate reconciliation and income taxes paid.	The new guidance will be effective for the year-ended December 31, 2025. Early adoption is permitted.	We continue to assess the effect the new guidance will have on our disclosures. We expect the primary impact to be the level of disaggregation disclosed in the effective tax rate reconciliation table and the addition of income taxes paid by jurisdiction.
Disaggregation of Income Statement Expenses In November 2024, the FASB issued ASU 2024-03, *Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures*, to require public companies to disclose a disaggregation of certain expenses that are presented on the face of the income statement, including amounts of purchased inventory, employee compensation, depreciation, amortization, and other related costs and expenses.	The new guidance will be effective for the year ended December 31, 2027 and subsequent periods. Early adoption is permitted.	We are currently assessing the requirements and the level of disclosure that will be required for our income statement expenses.

17

Note 3. Summary of Significant Accounting Policies Basis of Presentation The Combined Carve-out Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and present the Combined Income Statements and the Combined Statements of Cash Flows for the years ended December 31, 2024 and 2023 and the Combined Balance Sheets as of December 31, 2024 and 2023. The information presented in tables throughout the notes to the financial statements is presented in millions of U.S. dollars unless otherwise stated. There were no items of other comprehensive income in any period presented. Basis of Combination The Combined Carve-out Financial Statements are prepared in connection with the Purchase Agreement dated May 29, 2025 among Wells Fargo Bank, N.A., Everen Capital Corporation, BFLX Leasing Holdings LLC, GATX Rail Locomotive Group, LLC, GATX Corporation and GABX Leasing LLC. These Combined Carve-out Financial Statements include activities that relate to the following entities: Wells Fargo Rail Corporation, Wells Fargo Rail Structured Holdings LLC, Wells Fargo Rail Canada ULC, Wells Fargo Equipment Finance, Inc., Wells Fargo Equipment Finance Company/Société De Financement D’équipement Wells Fargo, Everen Capital Corporation, Helm Pacific Corporation, Wells Fargo Bank, N.A., and Wells Fargo Global Third Party Services LLC.. The combined entities are referred to herein as "Wells Fargo Rail," "WFR," the "Company," "we," "us," or "our." The Combined Carve-out Financial Statements have been derived from the consolidated financial statements and accounting records of Wells Fargo & Company (the "Parent" or "WF"), including the historical cost basis of assets and liabilities comprising the Company, as well as the historical revenues, direct costs, and allocations of indirect costs attributable to the operations of WFR, using the historical accounting policies applied by WF. These Combined Carve-out Financial Statements do not purport to reflect what the income statements, balance sheets, or cash flows would have been had the Company operated as a separate, stand-alone entity during the periods presented. All intercompany balances and transactions within the Company have been eliminated in the Combined Carve-out Financial Statements. As described in "Note 7. Related Party Transactions", transactions between the Company and WF have been included in these Combined Carve-out Financial Statements. Certain financing transactions with WF are deemed to have been settled immediately through net parent investment in the Combined Balance Sheets and are accounted for as a financing activity in the Combined Statements of Cash Flows as Transfers (to) from Parent. The Combined Balance Sheets reflect all the assets and liabilities of WF that are specifically identifiable as being directly attributable to WFR, including net parent investment as a component of equity. Net parent investment represents WF’s historical investment in WFR and includes accumulated net income and losses attributable to WFR and the net effect of transactions with WF and its subsidiaries. WF uses a centralized approach to cash management and financing of its operations. These arrangements may not be reflective of the way the Company would have financed its operations had it been a separate, stand-alone entity during the periods presented. The WF centralized cash management arrangements are excluded from the asset and liability balances in the Combined Balance Sheets. These amounts have instead been included in net parent investment as a component of equity. WF’s third-party debt and, unless specifically attributable, the related interest expense, has not been attributed to the Company because the Company is not the legal obligor of the debt and the borrowings are not specifically identifiable to the Company. The Combined Income Statements include all associated revenues from the assets included in the Combined Carve-out Financial Statements, and the related corporate functional expenses incurred to generate those revenues (direct, indirect, and allocated overhead). Expenses for certain corporate, infrastructure, and shared services provided by WF on a centralized basis ("WF corporate costs"), including, but not limited to, finance, supply chain, human resources, information technology, insurance, employee benefits, and other expenses that are either specifically identifiable or clearly applicable to the Company have been allocated to the Company on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis using an applicable measure of headcount, revenue, or other allocation methodology that is considered to be a reasonable reflection of the utilization of services provided to or the benefit received by WFR during the periods presented. However, the WF corporate costs allocations may not be indicative of the actual expense that would have been incurred had the Company operated as an independent, stand-alone entity, nor are they indicative of the Company’s future expenses. Use of Estimates The preparation of the Combined Carve-out Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates and assumptions. Management regularly evaluates estimates and judgments based on historical experience and other relevant facts and circumstances. 18

Changes in estimates are recognized in accordance with the accounting rules for the estimates, which is typically in the period when new information becomes available. Lease Classification The Company determines the classification of a lease at its inception. If the provisions of the lease subsequently change, the Company evaluates whether the modification requires a reassessment of the classification per the guidance around lease modifications within ASC Topic 842, Leases ("ASC 842") and reassesses lease classification, if required. Revenue Recognition Lease revenue is the Company's primary sources of revenue. The Company disaggregates lease revenue into two categories, Finance Lease Revenues and Operating Lease Revenues, in the Combined Income Statements. Finance Lease Revenues • Direct financing lease revenue – The Company's primary income from finance leases is interest income. Direct financing lease revenue is recognized using the effective interest method in accordance with ASC 842. • Leveraged lease revenue – Leveraged leases, which are a form of finance leases, are reduced by related non-recourse debt from third-party investors. Leveraged lease accounting guidance under ASC 840 was grandfathered in upon the effective date of ASC 842 for existing leveraged leases. Existing leveraged leases modified on or after January 1, 2019 are accounted for under ASC 842 as operating or finance leases. Leveraged lease revenue is recognized based on a constant rate of return on the net investment. • Finance lease gains from sale – The Company recognizes gains on sale of finance lease assets upon completion of the sale. Operating Lease Revenues • Operating lease revenue – Operating lease revenue is within the scope of ASC 842, and the Company has elected not to separate non-lease components from the associated lease component for qualifying leases. Operating lease revenue is recognized on a straight-line basis over the term of the underlying lease. As a result, lease revenue may not be recognized in the same period as maintenance and other costs, which are expensed as incurred. Variable revenue on operating leases includes rental revenue based on usage. • Operating lease gain on sale – The Company recognizes gains on sale of operating lease assets upon completion of the sale or scrapping of operating assets. • Other operating lease revenue – Other operating lease revenue is comprised of excess mileage, management fee income, and other miscellaneous revenues. Revenue attributable to terms provided in our lease contracts are variable lease components that are recognized when earned, in accordance with ASC 842. Other components of other operating lease revenue are within the scope of ASC Topic 606, Revenue from Contracts with Customers. Operating Lease Expenses The Company accounts for maintenance or other services pertaining to leases as lease payments. Operating lease expenses incurred by WFR as a lessor are disaggregated into the following four categories on the Combined Income Statements: maintenance expense, freight and storage expense, operating lease property tax expense and other operating lease expense. Operating lease expenses incurred by WFR as a lessee are included in interest expense on lease liabilities and amortization of right-of- use assets on the Combined Income Statements. Operating Lease Assets The Company as a lessor records operating lease assets and capitalized improvements at cost and depreciates them over their estimated useful lives to estimated residual values using the straight-line method. Leasehold improvements are depreciated over the shorter of their useful lives or the lease term. Periodic depreciation expense related to operating lease assets is included in depreciation expense in the Combined Income Statements. Operating lease assets are presented net of accumulated depreciation in the operating lease assets, net line on the Combined Balance Sheets. 19

The estimated useful lives of operating lease assets are as follows: Railcars (1) 25-50 years Boxcars (1) 25-50 years Locomotives 10-20 years Leasehold improvements 3-10 years Category Useful life (1) Useful life range varies based on the nature and type of car. The Company reviews operating lease assets for impairment periodically, or if circumstances indicate that the carrying amount of those assets may not be recoverable. The Company evaluates the recoverability of assets to be held and used by comparing the carrying amount of the asset to the undiscounted future net cash flows we expect the asset to generate. If an asset is determined to be impaired, the Company recognizes an impairment loss equal to the amount the carrying amount exceeds the asset’s fair value. Assets the Company plans to sell or otherwise dispose of are classified as held for sale, provided they meet specified accounting criteria. Assets held for sale are recorded at the lower of their carrying amount or fair value less costs to sell. Depreciation is no longer recognized on assets held for sale and any further adjustments to the carrying value are recorded in asset impairments loss in the Combined Income Statements. See "Note 10. Asset Impairments and Assets Held for Sale" for further information. Substantially all of the Company's leased assets are protected against casualty loss through third-party insurance. Finance Lease Assets Finance leases include both direct financing and leveraged leases with the Company as a lessor. Direct financing leases are recorded at the present value of the gross lease payments receivable plus an estimated residual value of the leased asset, net of unearned income. Leveraged lease accounting guidance under ASC 840 was grandfathered in upon the effective date of ASC 842 for existing leveraged leases. If leveraged leases are modified on or after January 1, 2019, they are accounted for as operating or finance leases. Lease payment receivables represent the present value of contractual lease payments, net of any debt service for leveraged leases, adjusted for renewal or termination options that we believe the customer is reasonably certain to exercise. Estimated residual values represent the estimates of fair value of an asset at the end of the lease term based on sales history and adjusted for recent trends in the expected exit markets as well as appraisal value. Many of the Company's leases allow the customer to extend the lease at a fixed rent or prevailing market terms or purchase the asset for a fixed price or fair value at lease termination. The combination of the lease payments receivable and the estimated residual value is considered the net investment in a lease. Over the lease term, the net investment in finance leases is reduced and finance lease income is recognized in the Combined Income Statements. The Company evaluates the net investment in finance leases for impairment based on current conditions and reasonable and supportable forecasts of future conditions under ASC Topic 326, Financial Instruments - Credit Losses ("ASC 326"). See the "Allowance for Credit Losses" section within this Note for more information. Allowance for Credit Losses The Company's allowance for credit losses considers both the collectability of the lease payments receivable as well as the estimated residual value of the leased asset. It represents the Company's estimate of expected credit losses over the life of finance lease receivables in accordance with ASC 326. The Company typically purchases residual value insurance on direct financing leases to reduce the risk of loss at lease termination. The Company evaluates credit risk on an ongoing basis, considering changes in risk ratings, economic conditions, lessee performance, and asset valuation trends, to adjust the allowance balance when necessary. There were no material changes in t estimation methods or assumptions for the allowance during the periods presented. See "Note 16. Allowance for Credit Losses" for the allowance balance and adjustments recognized during the period. Leased Assets and Liabilities as a Lessee As a lessee, the Company enters into lease agreements to obtain the right to use assets, which includes rail equipment, for business operations. The Company records right-of-use assets ("ROU") for operating and finance leases and the related obligations are recorded as lease liabilities. The Company amortizes ROU assets over the life of the lease. ROU assets are reviewed for impairment annually, or if circumstances indicate that the carrying amount of those assets may not be recoverable. 20

Operating lease ROU assets are presented in operating lease right-of-use assets, net and finance lease ROU assets are included within other assets on the Combined Balance Sheets. The amortization of operating lease ROU assets and the accretion of operating lease liabilities are fixed lease expenses included in amortization of right-of-use assets and interest expense on lease liabilities, respectively, in the Combined Income Statements. The fixed lease expense is recognized on a straight-line basis over the life of the lease. Operating lease liabilities include fixed and in-substance fixed payments for the contractual duration of the lease, adjusted for renewals or terminations which were considered probable of exercise when measured. The lease payments are discounted using a rate that approximates a collateralized borrowing rate for the estimated duration of the lease as the implicit discount rate is typically not known. The discount rate is updated when re-measurement events occur. The related operating lease ROU assets may differ from operating lease liabilities due to initial direct costs and deferred or prepaid lease payments. Cash and Cash Equivalents Cash and cash equivalents on the Combined Balance Sheets includes unrestricted cash on hand, cash items in transit, and amounts due from or held with other depository institutions. Restricted Cash Restricted cash on the Combined Balance Sheets is cash and cash equivalents that are restricted as to withdrawal and use. The Company's restricted cash relates to cash held for the expected repair and maintenance costs for certain railcar leases that the Company enters into as lessor. Goodwill Goodwill is recorded for business combinations when the purchase price is higher than the fair value of the acquired net assets, including identifiable intangible assets. The Company assesses goodwill for impairment at a reporting unit level on an annual basis or more frequently in certain circumstances. Reporting units are assessed for goodwill impairment at the reportable operating segment level or one level below. The Company has identified one reporting unit. Goodwill is allocated to the applicable reporting unit at the time of a business acquisition and does not change unless there is goodwill impairment or a significant business reorganization impacting the reporting unit. If we sell a business, a portion of goodwill may be included with the carrying amount of the divested business. The Company has the option of performing a qualitative assessment of goodwill. The Company may also elect to bypass the qualitative test and proceed directly to a quantitative test. If a qualitative assessment of goodwill is performed to test for impairment and concludes it is more likely than not that a reporting unit’s fair value is greater than its carrying amount, quantitative tests are not required. However, if determined it is more likely than not that a reporting unit’s fair value is less than its carrying amount, the Company completes a quantitative assessment to determine if there is goodwill impairment. The Company applies various quantitative valuation methodologies, including discounted cash flow and earnings multiple approaches, to determine the estimated fair value, which is compared with the carrying value of each reporting unit. A goodwill impairment loss is recognized if the fair value is less than the carrying amount, including goodwill. The goodwill impairment loss is limited to the amount of goodwill allocated to the reporting unit. Impairment losses are recognized as a charge in the Combined Income Statements and a reduction to the carrying value of goodwill. Subsequent reversals of goodwill impairment are prohibited. Income Taxes The Company evaluates income tax expense in two components: current income tax expense and deferred income tax expense. Current income tax expense represents the Company's estimated taxes to be paid or refunded for the current period and includes income tax expense related to uncertain tax positions. Uncertain tax positions that meet the more likely than not recognition threshold are measured to determine the amount of benefit to recognize. An uncertain tax position is measured at the largest amount of benefit that management believes has a greater than 50% likelihood of realization upon settlement. Tax benefits not meeting the Company's realization criteria represent unrecognized tax benefits. Deferred income taxes are based on the balance sheet method and deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Under the balance sheet method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax basis of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred tax assets are recognized subject to management’s judgment that realization is more likely than not. A valuation allowance reduces deferred tax assets to the realizable amount. See "Note 12. Income Taxes" for a further description of the provision for income taxes and related income tax assets and liabilities. 21

Stock-Based Compensation The Parent maintains long-term incentive plans under which it provides awards for employee services in various forms such as restricted share rights ("RSRs"). These Combined Carve-out Financial Statements include expenses of the Parent that were allocated to WFR for stock-based compensation. The cost is reflected in personnel expense in the Combined Income Statements through a direct allocation from the Parent entity. The direct allocation represents the stock-based compensation expense attributable to employees within WFR cost centers. RSRs are the only form of stock-based compensation applicable for WFR. The Parent measures RSRs at fair value on the grant date. The cost is recognized in personnel expense, net of actual forfeitures, normally over the vesting period of the award; awards with graded vesting are expensed on a straight-line method. Awards to employees who are retirement-eligible at the grant date are subject to immediate expensing upon grant. Awards to employees who become retirement-eligible before the final vesting date are expensed between the grant date and the date the employee becomes retirement-eligible. Except for retirement and other limited circumstances, RSRs are canceled when employment ends. See "Note 11. Stock-Based Compensation" for further information. Fair Value Measurement Fair value represents the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is based on an exit price notion that maximizes the use of observable inputs and minimizes the use of unobservable inputs. The Company measures assets and liabilities at fair value when required, when we have elected the fair value option, and to fulfill fair value disclosure requirements. These Combined Carve-out Financial Statements include only non-recurring fair value measurements. Assets and liabilities that are recorded at fair value on a nonrecurring basis are adjusted to fair value only as required through the application of accounting methods such as lower of cost or fair value ("LOCOM") and the measurement alternative, or write-downs of individual assets. The Company classifies assets and liabilities measured at fair value based upon a three-level hierarchy that assigns the highest priority to unadjusted quoted prices in active markets and the lowest priority to unobservable inputs. The three levels are as follows: • Level 1 – Valuation is based upon quoted prices for identical instruments traded in active markets. • Level 2 – Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market. • Level 3 – Valuation is generated from techniques that use one or more significant assumptions that are not observable in the market. These unobservable assumptions reflect our estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of discounted cash flow models, market comparable pricing, option pricing models, and similar techniques. Significant unobservable inputs used in our Level 3 fair value measurements include discount rates, default rates, comparability adjustments, and prepayment rates. Foreign Currency Matters The functional currency for all domestic and foreign operations is the U.S. dollar. Foreign currency-denominated transactions are remeasured in U.S. dollars using applicable exchange rates. Foreign currency transaction gains and losses are recognized in other expense in the Combined Income Statements. Foreign currency transaction gains and losses are not significant to the Company’s operations. Note 4. Supplemental Cash Flow Information The following table shows supplemental cash flow information: For the years ended December 31 (in millions) 2024 2023 Cash paid for interest $ 188.6 $ 169.2 Net cash paid for income taxes $ 41.4 $ 15.0 Interest paid consisted of interest on debt obligations, see "Note 8. Debt" for details. For the years ended December 31, 2024 and 2023, the Company recorded non-cash transfers from direct financing and leveraged leases to operating lease assets of $74.5 million and $101.3 million, respectively. Additionally, non-cash transfers from operating lease assets to assets held for sale totaled $38.2 million in 2024 and $9.0 million in 2023. 22

Note 5. Operating Lease Assets

The following table shows the components of operating lease assets:

As of December 31 (in millions)		2024		2023
Railcars	$	6,393.6	$	6,474.5
Boxcars		222.4		224.4
Locomotives		102.5		111.5
Leasehold improvements		34.8		33.2
	$	**6,753.3**	**$**	**6,843.6**
Less: accumulated depreciation		(2,300.4)		(2,288.8)
Net operating lease assets	**$**	**4,452.9**	**$**	**4,554.8**

The following table shows total depreciation expense included in the Combined Income Statements:

For the years ended December 31 (in millions)		2024		2023
Operating lease assets, included in depreciation expense	$	214.9	$	217.0
Non-operating assets, included in other expense		—		0.3
Total depreciation expense	**$**	**214.9**	**$**	**217.3**

Note 6. Leases

WFR as Lessor

The Company leases locomotives and railcar equipment such as autoracks, boxcars, gondolas, tank cars, covered hoppers, open top hoppers, flat cars, and intermodal equipment under full-service and net operating leases. The operating lease agreements are typically structured as a fixed-rate rental obligation or a car hire arrangement. Fixed-rate rental obligation can be structured as a net lease where the lessee is responsible for maintenance, insurance, and taxes, or a full-service lease where the lessor is responsible for normal wear and tear maintenance, as provided in the lease agreements. The Company does not separate lease and non-lease components when reporting revenue for full-service operating leases. For car hire leases, revenue is based on equipment usage and is recognized when earned. Typically, the Company's operating leases do not provide customers with renewal options or options to purchase the asset. Customers are responsible for damage to railcars, as well as additional rental payments for usage above specified levels, as provided in the lease agreements.

The Company also leases locomotives and railcar equipment under leases that, at commencement, are classified as finance leases. The finance lease agreements are structured as net leases where the lessee is responsible for maintenance, insurance, and taxes. The Company's lease agreements generally do not have residual value guarantees. Many of the finance leases allow the customer to extend the lease or purchase the asset at or near lease termination.

The Company's allowance for credit losses for financing leases considers both the collectability of the lease payments receivable as well as the estimated residual value of the leased asset. Allowances for credit losses as of December 31, 2024 and 2023 amounted to $5.3 million and $5.6 million, respectively. The Company typically purchases residual value insurance on direct financing leases to reduce the risk of loss at lease termination.

The following table shows the components of the Company's lease revenue:

For the years ended December 31 (in millions)		2024		2023
Operating lease revenue:				
Variable revenue on operating leases	$	26.4	$	31.1
Fixed revenue on operating leases		517.4		505.4
Operating lease gains on sale		30.6		1.9
Other operating lease-related revenue		7.4		2.6
Total operating lease revenue	**$**	**581.8**	**$**	**541.0**
Total finance lease revenue		118.0		90.6
Total lease revenue	**$**	**699.8**	**$**	**631.6**

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The following table shows the components of direct financing leases in the Combined Balance Sheets:

As of December 31 (in millions)		2024		2023
Total contractual lease payments receivable	$	694.7	$	569.4
Estimated unguaranteed residual value of leased assets		519.4		398.4
Unearned income		(312.1)		(235.8)
Deferred initial direct costs		3.9		3.3
Total direct financing leases	**$**	**905.9**	**$**	**735.3**

Leveraged leases, which are a form of finance leases, are reduced by related non-recourse debt from third-party investors. The following table shows the components of the Company's leveraged leases in the Combined Balance Sheets:

As of December 31 (in millions)		2024		2023
Total contractual lease payments receivable	$	126.4	$	204.5
Estimated unguaranteed residual value of leased assets		182.9		283.5
Unearned income		(64.3)		(111.2)
Total leveraged leases	**$**	**245.0**	**$**	**376.8**
Deferred tax liabilities		(36.3)		(37.6)
Net leveraged lease receivables	**$**	**208.7**	**$**	**339.2**

As shown in "Note 5. Operating Lease Assets", the Company had $6.8 billion in operating lease assets at December 31, 2024 and 2023, which was net of $2.3 billion of accumulated depreciation for both 2024 and 2023. Depreciation expense for the operating lease assets was $214.9 million and $217.0 million for the years ended December 2024 and 2023, respectively.

The following table shows future lease payments owed by customers from non-cancellable operating and finance leases as of December 31, 2024:

(in millions)		Operating Leases		Finance Leases		Leveraged Leases
2025	$	464.7	$	121.8	$	61.8
2026		349.8		110.1		25.3
2027		260.9		98.5		35.9
2028		185.0		77.3		3.4
2029		113.5		60.5		—
Thereafter		207.7		226.5		—
Total lease receivables	**$**	**1,581.6**	**$**	**694.7**	**$**	**126.4**

WFR as Lessee

As a lessee, the Company leases railcar equipment such as boxcars, coal hoppers, and pressure differential covered hoppers. Those leased railcars are subleased to customers as part of the Company's normal course of operations. Certain leases have options to purchase the underlying assets early, renew the lease, or purchase the underlying assets at the end of the lease term. The specific terms of the renewal and purchase options vary, and the Company did not include these amounts in the future contractual rental payments. Additionally, the contractual rental payments do not include amounts the Company is required to pay for licenses, taxes, insurance, and maintenance. The Company's operating lease agreements do not contain any material residual value guarantees. At December 31, 2024, the Company leased 683 railcars, with 515 accounted for as operating leases and 168 accounted for as finance leases.

To calculate the right-of-use asset and lease liability, the Company uses the implicit rate if readily determinable or when the implicit rate is not readily determinable, the Company uses the incremental borrowing rate. The incremental borrowing rate is the interest rate the Company estimates it would be required to pay to borrow on a collateralized basis over a similar term of the lease payments. For operating leases, the Company used the incremental borrowing rate as the implicit discount rate is typically not known. Leases with an initial term of 12 months or less are not recorded on the balance sheet and the related revenues are recognized monthly as earned. Operating lease expense is recognized on a straight-line basis over the lease term.

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The following table shows the composition of the Company's lease costs: For the years ended December 31 (in millions) 2024 2023 Fixed lease expense - operating leases $ 1.9 $ 19.5 Sublease income (2.5) (25.2) Total lease costs $ (0.6) $ (5.7) See "Note 10. Asset Impairments and Assets Held for Sale" for details on impairment recognized related to operating lease right-of- use assets. The following table shows the future payments related to the Company's operating lease liabilities as of December 31, 2024: (in millions) Operating Leases 2025 $ 2.9 2026 0.4 2027 0.4 2028 3.3 2029 2.1 Thereafter 3.0 Total lease payments $ 12.1 Less: imputed interest (1.0) Total operating lease liabilities $ 11.1 The following table shows the lease terms and discount rates related to operating leases: As of December 31 2024 2023 Weighted-average remaining lease term (in years) 5.3 5.0 Weighted-average discount rate 3.1% 3.1% The Company expects all operating leases will expire within the next seven years. The Company does not include renewal or termination options in the establishment of the lease term when it is not reasonably certain that the Company will exercise them. The following table shows cash flow information related to leases: For the years ended December 31 (in millions) 2024 2023 Cash paid for amounts included in the measurement of lease liabilities: Operating cash flows for operating leases $ 3.9 $ 31.7 Financing cash flows for finance leases 56.9 128.3 Total cash for leases $ 60.8 $ 160.0 Non-cash finance lease transactions $ 5.6 $ 56.9 In 2024, the Company exercised options to acquire 1,834 railcars previously recorded on the balance sheet as a finance lease for $56.9 million, compared to 3,617 railcars in 2023 for $128.3 million. Non-cash finance lease transactions amounting to $5.6 million and $56.9 million in 2024 and 2023 are a result of the reclassification from operating lease liability to finance lease liability upon notice of the intent to exercise an early buy-out option. Note 7. Related Party Transactions As discussed in "Note 3. Summary of Significant Accounting Policies", WF provides the Company with a number of services. Some of these services are provided directly by WF, and others are managed by WF through third-party service providers. The cost of certain services is either recognized through our allocated portion of WF’s corporate costs or billed directly to the Company. The cost of other services is included within the service itself, and the incremental cost for WF to provide the service is not discernible. 25

The Company's allocated portion of WF corporate costs of $16.9 million and $19.1 million for the years ended December 31, 2024 and 2023, respectively, were recorded in internal indirect expense allocation in the Combined Income Statements. In addition to the assessment of WF corporate costs, certain WF corporate costs such as business insurance and common compensation costs have historically been directly billed to the Company and recorded in the Company's general ledger.

These Combined Carve-out Financial Statements include additional related party transactions with WF and WF subsidiaries that include the following:

- WF grants restricted share rights to its group employees, including those of WFR. Stock-based compensation expense related to WFR employees was $1.3 million and $1.5 million for the years ended December 31, 2024 and 2023, respectively, and is included in personnel expense in the Combined Income Statements.
- Historically, the Company has had access to funding provided by WF and affiliates. The Company utilizes revolving credit facilities with the Parent as the lender to support working capital needs, fund capital investments, and manage the timing of cash flows associated with operations and financing activities. Interest costs assessed to the Company under these revolving credit facilities were determined on the basis of drawn amounts and applicable rates under the terms of each agreement (refer to "Note 8. Debt"). Interest expense was $186.7 million and $172.6 million for the years ended December 31, 2024 and 2023, respectively.
- WF does not specifically distinguish payments of intercompany payables and receivables, but rather considers all such amounts, including retained earnings, to be part of a capital pool that is reflected as net parent investment in the Combined Carve-out Financial Statements.
- For U.S. legal entities within the Company, WF uses a centralized approach to cash management under which unrestricted cash deposits are transferred to WF on a daily basis and are pooled with deposits of other WF subsidiaries. As a result, none of WF's cash and cash equivalents have been allocated to the Combined Carve-out Financial Statements. Cash held in commingled accounts with WF, or its affiliates, is presented within net parent investment on the Combined Balance Sheets. The unrestricted cash and cash equivalents on the Combined Balance Sheets represents cash not subject to the WF centralized cash management process, including cash held in external (i.e., non-WF) bank accounts for WFR Canada's operations. Restricted cash on the Combined Balance Sheets is also excluded from the WF centralized cash management process.

Note 8. Debt

The following table summarizes the Company's uncommitted credit facilities that were available as of December 31 ($ in millions):

Line No.	Lender		Maximum Amount	Rate (SOFR +)	Maturity		Drawn amount as of Dec 31, 2024		Drawn amount as of Dec 31, 2023
1	Wells Fargo Bank, N.A.	$	50.0	1.43%	Mar 3, 2025	$	2.0	$	—
2	Wells Fargo Bank, N.A.		4,900.0	1.26%	Mar 10, 2025		2,738.8		2,814.8
3	Wells Fargo Bank, N.A.		50.0	1.21%	Mar 24, 2025		16.2		19.3
Total		**$**	**5,000.0**			**$**	**2,757.0**	**$**	**2,834.1**

As of December 31, 2024 and 2023, the Company maintained three uncommitted line of credit arrangements, totaling $5.0 billion in aggregate availability. As of both December 31, 2024 and 2023, $2.8 billion was drawn under these facilities. These facilities bear interest at floating rates tied to Secured Overnight Financing Rate (SOFR) plus applicable margins and are settled daily through the Parent treasury function. As of December 31, 2024, these uncommitted credit facilities had maturities ranging from March 3, 2025 to March 24, 2025. These facilities were renewed for an additional three years in the first quarter of 2025.

In addition to the credit facilities listed above, the Company maintained intercompany revolving credit facilities including one facility as of December 31, 2024 and two facilities as of December 31, 2023. One facility with Wells Fargo Rail Structured Holdings, LLC as the lender, provided for borrowings up to $1.7 billion and $1.2 billion as of December 31, 2024 and 2023, respectively. As of December 31, 2024 and 2023, $1.2 billion and $1.0 billion, respectively, was drawn under this facility. The second facility, with Helm Pacific Corporation as the lender, provided for borrowings up to $250.0 million as of December 31, 2023 and until the facility was terminated in November 2024. As of December 31, 2023, $162.0 million was outstanding under this facility; no balance was outstanding as of December 31, 2024. These two intercompany facilities are eliminated in the Combined Carve-out Financial Statements and are therefore not included in the table above.

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Note 9. Fair Value Measurements

Fair value is the price that a market participant would receive to sell an asset or pay to transfer a liability in an orderly transaction at the measurement date. The Company classifies fair value measurements according to the three-level hierarchy defined by GAAP, and those classifications are based on our judgment about the reliability of the inputs used in the fair value measurement. Level 1 inputs are quoted prices available in active markets for identical assets or liabilities. Level 2 inputs are observable, either directly or indirectly, and may include quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data. For assets or liabilities with a specified contractual term, Level 2 inputs must be observable for substantially the full term of that asset or liability. Level 3 inputs are unobservable, meaning they are supported by little or no market activity. Fair value measurements classified as Level 3 typically rely on pricing models and discounted cash flow methodologies, both of which require significant judgment.

The Company did not hold any assets or liabilities recorded at fair value on a recurring basis as of December 31, 2024 and 2023.

The Company reviews long-lived assets, such as operating lease assets, right-of-use assets, direct financing leases, leveraged leases, and goodwill, for impairment whenever circumstances indicate that the carrying amount of these assets may not be recoverable or when assets may be classified as held for sale. The Company determines the fair value of the respective assets using Level 3 inputs, including estimates of discounted future cash flows, independent appraisals, and market comparables, as applicable.

Certain assets were subject to non-recurring Level 3 fair value measurements during 2024 and 2023 and continue to be held at December 31, 2024 and 2023. The fair value of such assets at the time of their measurement was $10.7 million and $6.2 million at December 31, 2024 and 2023, respectively, and primarily consisted of railcars in both periods. See "Note 10. Asset Impairments and Assets Held for Sale" for further information.

Other Financial Instruments

The carrying amounts of cash and cash equivalents, receivables, accounts payable and other current liabilities approximate fair value due to the short maturity of those instruments. The carrying amount of the Company's uncommitted line of credit arrangements approximates fair value as interest rates applied to the underlying debt are adjusted daily to market interest rates, which is a Level 2 input.

Note 10. Asset Impairments and Assets Held for Sale

In 2024, the Company classified 1,670 railcars and 6 locomotives as assets held for sale ("AHFS"), which were written down to the lower of their respective carrying values or net realizable value for disposal. The railcars were predominantly a mix of autoracks, coal cars, tank cars, and boxcars that were considered by management to have limited re-marketing opportunities due to their physical configuration, prevailing market conditions, and certain regulatory phase out requirements. This resulted in a $29.5 million loss recorded to asset impairments loss, with the remaining $8.8 million carrying value reclassified to assets held for sale on the Combined Balance Sheet.

In 2023, the Company classified 387 railcars as assets held for sale, which were written down to the lower of their respective carrying values or net realizable value for disposal. The railcars were predominantly a mix of small cube covered hoppers, intermodal units, and tank cars that were considered by management to have limited re-marketing opportunities due to their physical configuration, prevailing market conditions, and certain regulatory phase out requirements. This write-down resulted in a $5.1 million loss recorded to asset impairments loss, with the remaining $4.1 million carrying value reclassified to assets held for sale.

Also during 2023, there were 149 tank cars held as right-of-use assets under operating leases, which the Company determined were impaired. The impairment was due to a decline in value of the tank cars resulting from certain regulatory phase out requirements. As a result, the associated operating lease ROU assets were adjusted to zero and an asset impairment loss of $4.9 million was recognized.

The following table summarizes the components of asset impairments loss:

For the years ended December 31 (in millions)		**2024**		**2023**
AHFS Write Down	$	29.5	$	5.1
Operating Lease ROU Asset Impairment		—		4.9
Total	**$**	**29.5**	**$**	**10.0**

Assets held for sale were $10.7 million as of December 31, 2024 and $6.2 million as of December 31, 2023. All assets held for sale at December 31, 2024 are expected to be sold within one year.

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Note 11. Stock-Based Compensation The Parent grants restricted share rights ("RSRs") to employees, including those of WFR. Stock-based compensation expense for RSRs awarded to WFR employees is included in personnel expense in the Combined Income Statements. For the years ended December 31, 2024 and 2023, the Company recognized stock-based compensation expense of $1.3 million and $1.5 million, respectively. Holders of RSRs are entitled to the related shares of common stock at no cost, generally vesting over three to five years after the RSRs are granted. The following table shows the status of RSRs awarded to WFR employees at December 31 and changes during the years presented: Number of Shares Weighted-Average Grant-Date Fair Value Restricted Share Rights Nonvested at January 1, 2023 56,837 $ 44.53 Granted 35,970 44.43 Vested (21,615) 44.41 Canceled or Forfeited — — Nonvested at December 31, 2023 71,192 $ 44.51 Nonvested at January 1, 2024 71,192 $ 44.51 Granted 31,989 49.87 Vested (26,323) 43.72 Canceled or Forfeited (986) 45.36 Nonvested at December 31, 2024 75,872 $ 47.04 The total fair value of RSRs that vested during 2024 and 2023 was $1.3 million and $0.9 million, respectively. As of December 31, 2024, the Company had $1.0 million of unrecognized compensation cost related to nonvested RSRs. The cost is expected to be recognized over a weighted-average period of 1.7 years. Note 12. Income Taxes WFR has historically been included in WF’s consolidated income tax return filings. Income taxes are computed and reported herein under the separate return method. The separate return method applies the accounting guidance for income taxes to the standalone financial statements as if WFR were a separate taxpayer and a standalone enterprise. Operations have been combined as if WFR was filing on a consolidated basis for U.S. Federal, U.S. state and non-U.S. income tax purposes, where allowable by law. The Company is subject to regulation under a wide variety of U.S. federal, U.S. state and non-U.S. tax laws, regulations and policies. Changes to these laws or regulations may affect our tax liability, return on investments and business operations. The following table shows the domestic and foreign components of WFR's income before income taxes: For the years ended December 31 (in millions) 2024 2023 Income before Income Taxes Domestic $ 57.5 $ 0.7 Foreign 4.8 4.3 Total $ 62.3 $ 5.0 28

The following table shows the components of income tax expense: For the years ended December 31 (in millions) 2024 2023 Current Tax Expense (Benefit) U.S. Federal $ 65.2 $ 39.6 U.S. State and Local (1.1) 0.8 Total current 64.1 40.4 Deferred Tax Expense (Benefit) U.S. Federal (51.2) (37.3) U.S. State and Local (8.2) (2.8) Total deferred (59.4) (40.1) Total income tax expense $ 4.7 $ 0.3 In 2024, WFR's effective tax rate was 7.5% compared to 6.0% in 2023. The following table shows the reconciliation between the federal statutory income tax rate and our effective income tax rate: For the years ended December 31 (in millions) 2024 2023 Income taxes at federal statutory rate (21.0%) $ 13.1 $ 1.1 Adjust for effect of: State and local income taxes, net of federal income tax benefit (7.4) 0.4 Other (1.0) (1.2) Income tax expense $ 4.7 $ 0.3 The following table shows the significant components of our deferred tax assets and liabilities: As of December 31 (in millions) 2024 2023 Deferred Tax Assets State net operating loss $ 13.9 $ 17.1 State depreciation 5.5 3.2 Accruals not currently deductible for tax purposes 4.7 6.5 Lease liability 3.5 14.3 Intangible assets 1.6 1.3 Other 4.9 4.4 Total deferred tax assets 34.1 46.8 Deferred Tax Liabilities Lease accounting (965.7) (1,031.1) Other (12.0) (19.1) Total deferred tax liabilities (977.7) (1,050.2) Net deferred tax liability $ (943.6) $ (1,003.4) Deferred income taxes are the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax provision does not include any deferred tax costs that might arise due to book versus tax basis differences in investments in foreign subsidiaries. Under provisions of the territorial tax system, future dividend distributions from foreign subsidiaries and affiliates are generally exempt from U.S. income tax. At December 31, 2024, the Company had state tax net operating losses, which is a component of the deferred tax assets, in the amount of $13.9 million, net of federal benefits that are scheduled to expire at various times beginning in 2025. The Company has not recorded a valuation allowance related to deferred tax assets, as we believe it is more likely than not that we will be able to utilize them in the future. The Company is included in the Parent's consolidated federal income tax return with domestic subsidiaries in the U.S. jurisdiction and various state jurisdictions, as well as filing separate tax returns in various other state jurisdictions. There are no unrecognized tax benefits with respect to the entities included in these Combined Carve-out Financial Statements. 29

Note 13. Concentrations Concentration of Revenues The Company derived revenue from a wide range of companies within different industries. The Company's foreign identifiable revenues for both operating and finance lease revenue were derived in Canada and Mexico. Refer to "Note 18. Foreign Operations" for details. Operating Lease Revenue In 2024, the largest concentrations of operating lease revenue were railcars used for the transportation of agricultural grain (22%), plastics (12%), coal products (11%), and cement and sand (11%). The concentrations were similar for 2023, with the only difference being railcars used for the transportation of plastics, which accounted for 11% of operating lease revenue in 2023. Finance Lease Revenue In 2024, the largest concentrations of finance lease revenue were locomotives or railcars used for the transportation of freight (locomotives) (30%), agricultural grain (20%), intermodal-flatcars (15%), and plastics (13%). In 2023, the largest concentrations of finance lease revenue were locomotives or railcars used for transportation of freight (locomotives) (29%), intermodal-flats (20%), agricultural grains (17%), and plastics (12%). Concentration of Credit Risk Under lease agreements with customers, the Company typically retains legal ownership of the assets. The Company performs a credit evaluation prior to approval of a lease contract. Subsequently, the creditworthiness of the customer and the value of the collateral is monitored on an ongoing basis. The Company maintains an allowance to provide for credit losses inherent in the receivable balances. For operating lease revenue, the Company did not have any concentrations greater than 10% from any particular customer for the years ended December 31, 2024 and 2023. For finance lease revenue, the Company had concentrations greater than 10% for two customers for the years ended December 31, 2024 and 2023. In 2024, the Company derived 39% of finance lease revenue from BNSF Railway Company and 12% from Union Pacific Railroad Company. In 2023, the Company derived 39% of finance lease revenue from BNSF Railway Company and 13% from Union Pacific Railroad Company. Concentration of Labor Force The Company did not have any employees covered by collective bargaining agreements as of December 31, 2024. Note 14. Commercial Commitments The Company enters into various commercial commitments that requires the Company to fulfill specific obligations in the event of third-party demands. Similar to balance sheet investments, these commitments can expose the Company to credit, market, and equipment risk. Accordingly, management evaluates these commitments and other contingent obligations using techniques similar to those used to evaluate funded transactions. The Company did not enter into any commercial commitments as of December 31, 2024 and 2023. There were no liabilities recorded on the Combined Balance Sheets for commercial commitments at December 31, 2024 and 2023. Note 15. Goodwill The Company's goodwill, which is related to one reporting unit, was $104.2 million as of December 31, 2024 and 2023. The Company assesses goodwill for impairment annually in the fourth quarter or more frequently depending on macroeconomic and other business factors. For the years ended December 31, 2024 and 2023, management evaluated goodwill and concluded it was not impaired as the fair value exceeded its recorded book value. For additional information regarding the carve-out business and related goodwill, refer to "Note 3. Summary of Significant Accounting Policies." 30

Note 16. Allowance for Credit Losses Refer to "Note 3. Summary of Significant Accounting Policies" for details on the Company's allowance for credit losses. There were no write-offs or recoveries recognized for the years ended December 31, 2024 and 2023. The following table shows changes in the allowance for credit losses: As of December 31 (in millions) 2024 2023 Beginning balance $ 5.6 $ 4.5 Provision (reversal) for credit losses (0.3) 1.1 Ending balance $ 5.3 $ 5.6 Note 17. Other Assets and Other Liabilities The following table shows the components of other assets reported in the Combined Balance Sheets: As of December 31 (in millions) 2024 2023 Finance lease right of use assets, net $ 6.6 $ 56.9 Inventory 0.3 0.3 Prepaid expenses 0.8 0.6 Premise and equipment, net 0.1 0.7 Intangible assets, net — 4.0 Other investments — 0.8 Total other assets $ 7.8 $ 63.3 The following table shows the components of other liabilities in the Combined Balance Sheets: As of December 31 (in millions) 2024 2023 Finance lease liabilities $ 5.6 $ 65.5 Deferred gain on railcar disposition 12.7 8.3 Non-interest bearing deposits 8.7 7.6 Operating lease deferred revenue 45.0 43.6 Operating lease intangible liabilities — 0.8 Total other liabilities $ 72.0 $ 125.8 Note 18. Foreign Operations Operating Assets Operating equipment leased to others is included in operating lease assets, net and assets held for sale in the Combined Balance Sheets. The following table presents the geographic concentration of operating equipment leased to others based on the lessees’ principal place of business: As of December 31 (in millions) 2024% 2023 % Operating Lease Assets Canada $ 807.7 18% $ 792.7 17% Mexico 239.1 5% 224.7 5% United States 3,406.1 77% 3,537.4 78% $ 4,452.9 $ 4,554.8 Operating Lease Assets Held For Sale Canada $ — 0% $ 0.1 2% Mexico — 0% — 0% United States 10.7 100% 6.1 98% $ 10.7 $ 6.2

Revenue

Leasing revenues are primarily included in operating lease revenue, direct financing lease revenue, and leveraged lease revenue in the Combined Income Statements. The following table presents the geographic concentration of lease revenues based on the lessees' principal place of business:

For the years ended December 31 (in millions)		2024	%		2023	%
Operating Lease Revenue						
Canada	$	117.3	22%	$	109.8	21%
Mexico		27.8	5%		22.6	4%
United States		395.5	73%		401.4	75%
	$	**540.6**		**$**	**533.8**	
Direct Financing Lease Revenue						
Canada	$	1.4	2%	$	1.5	3%
Mexico		4.8	8%		5.4	11%
United States		57.3	90%		41.2	86%
	$	**63.5**		**$**	**48.1**	
Leveraged Lease Revenue						
United States	$	29.7	100%	$	36.6	100%
	$	**29.7**		**$**	**36.6**	

Note 19. Legal Proceedings and Other Contingencies

The Company, from time to time, is subject to legal proceedings, claims, and investigations that arise in the normal course of operations including environmental, property damage and personal injury matters. These matters are subject to uncertainties, and it is possible that certain of these matters have the potential for adverse financial results. Other than as noted below, management, in consultation with legal counsel, evaluated any such matters and noted that as of December 31, 2024, there were no material legal proceedings or pending claims requiring disclosure or accrual in these Combined Carve-out Financial Statements.

Environmental

The Company is subject to extensive federal, state, and local environmental regulations and has established operating procedures intended to mitigate environmental risks associated with railcar leasing, including the maintenance of railcars used to transport chemicals and other hazardous materials. Management has evaluated the carve-out business's exposure to environmental liabilities and concluded that, as of December 31, 2024, there were no material environmental matters requiring recognition or disclosure in the Combined Carve-out Financial Statements. The high end of the range of reasonably possible losses in excess of any accrual for probable and estimable losses was approximately $3.0 million as of December 31, 2024.

Note 20. Subsequent Events

The Company has evaluated events and transactions that occurred after the date of the accompanying Combined Carve-out Balance Sheets through August 27, 2025, the date these Combined Carve-out Financial Statements were available for issuance, for potential recognition or disclosure. On May 29, 2025, WF entered into a definitive agreement to sell the assets of its rail and locomotive equipment leasing business to GABX Leasing LLC, GATX Corporation and Brookfield Infrastructure. The transaction is expected to close in the first quarter of 2026 or earlier, subject to satisfaction of customary closing conditions, including required regulatory approvals and clearances. See "Note 1. Description of Business" for more information.

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